Exhibit 10.1

FOURTH AMENDMENT

THIS FOURTH AMENDMENT (the “Amendment”) is made and entered into as of October 3, 2008, by and between 4350 LA JOLLA VILLAGE LLC, a Delaware limited liability company (“Landlord”), and MEDICINOVA, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are parties to that certain lease dated January 28, 2004, which lease has been previously amended by a First Amendment dated August 10, 2004, a Second Amendment dated March 21, 2005, and a Third Amendment dated January 31, 2008, (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 12,699 rentable square feet described as Suite Nos. 900, 950, 960, and 970, collectively known as Suite 950 (the “Premises”), on the 9th floor of the building located at 4350 La Jolla Village Drive, San Diego, California (the “Building”).

B.	The Lease by its terms shall expire on February 28, 2009 (“Second Prior Termination Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Remeasurement of Building. Landlord and Tenant acknowledge and agree that Landlord has remeasured the Building and that, according to such remeasurement, the Rentable Square Footage of the Building is 193,456. For the period prior to the Third Extension Date (as hereinafter defined), the rentable area of the Building shall remain as set forth in the Lease and Tenant’s Pro Rata Share shall not change. However, commencing on the Third Extension Date and continuing throughout the Third Extended Term (as hereinafter defined), the Rentable Square Footage of the Building and Tenant’s Pro Rata Share for the Premises shall be adjusted to reflect such remeasurement.

II.	Extension. The Term of the Lease is hereby extended and shall expire on August 31, 2011 (“Third Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Second Prior Termination Date (“Third Extension Date”) and ending on the Third Extended Termination Date shall be referred to herein as the “Third Extended Term”.

III.	Base Rent. As of the Third Extension Date, the schedule of Base Rent payable with respect to the Premises during the Third Extended Term is the following:

Months of Term or Period	Monthly Rate Per Square Foot	Monthly Base Rent
3/1/09 – 2/28/10	$3.00	$38,097.00
3/1/10 – 2/28/11	$3.15	$40,002.00
3/1/11 – 8/31/11	$3.30	$41,907.00

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

IV.	Expenses and Taxes. For the period commencing on the Third Extension Date and ending on the Third Extended Termination Date, Tenant shall be obligated to pay Tenant’s Pro Rata Share of Expenses and Taxes accruing in connection with the Premises in accordance with the terms of the Lease; provided, however, the Base Year for the computation of Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Premises is Landlord’s fiscal year of July 1 through June 30. The Base Year for calculation of Tenant’s Pro Rata Share of Expenses and Taxes in connection with the Premises shall be July 1, 2008 through June 30, 2009. In addition, Tenant’s Pro Rata Share for the Premises commencing on the Third Extension Date and ending on the Third Extended Termination Date shall be 6.56%.

V.	Additional Security Deposit. No additional security deposit shall be required in connection with this Amendment.

VI.	Improvements to Premises.

A.	Condition of Premises. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

B.	Any construction, alterations or improvements to the Premises shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the provisions of Section 9 of the Lease.

VII.	Parking. Notwithstanding any contrary provision in Exhibit G to the Lease, “Parking Agreement,” as amended, effective as of the Third Extension Date, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, a minimum of 10 unreserved parking spaces (“Minimum Spaces”), but no more than 41 unreserved parking spaces (“Maximum Spaces”) in the Parking Facility at the rate of $50.00 per stall per month utilized through the Third Extended Term. Prior to the Third Extension Date, and on each anniversary thereafter, Tenant shall deliver notice to Landlord, in writing, of the number of unreserved parking spaces that Tenant desires to lease from Landlord for each 12 month period commencing as of the Third Extension Date; provided that at no time during the Third Extended Term shall the total number of parking spaces actually leased by Tenant be fewer than the Minimum Spaces. In addition, Tenant shall be obligated to lease the Minimum Spaces through the Third Extended Termination Date.

VIII.	SDN List. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, “Tenant Parties”) is listed as a Specially Designated National and Blocked Person (“SDN”) on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate the Lease immediately upon written notice to Tenant.

IX.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

A.	Building Service Hours. As of the date hereof, the Building Services Hours in accordance with Section 1.13 of the Lease shall be 8:00 a.m. to 6:00 p.m., Monday through Friday, and if requested by Tenant, from 9:00 a.m. to 1:00 p.m. on Saturdays.

B.	Building Rules and Regulations. Effective as of the date hereof, the following shall be added to Exhibit E of the Lease:

“24. After hours construction may occur in the Building between the hours of 6:00 p.m. and 8:00 a.m. from time to time and Landlord and Tenant shall endeavor to perform any work disruptive to tenants in the Building after business hours.”

C.	Notice Addresses. Landlord’s addresses for notices and payment of rent in accordance with the Lease, shall be deleted in their entirety and the following substituted in lieu thereof:

“Payment Address

4350 La Jolla Village LLC

Department #6975

Los Angeles, CA 90084-6975

Notice Address:

The Irvine Company LLC

4370 La Jolla village Drive, Suite 660

San Diego, CA 92122

Attn: Property Manager

with a copy of notices to:

THE IRVINE COMPANY LLC

P.O. Box 6370

Newport Beach, CA 92658-6370

Attn: Vice President, Operations,

         Office Properties”

X.	GENERAL.

A.	Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.	Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant and can be changed only by a writing signed by Landlord and Tenant. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

C.	Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

D.	Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.	Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.	Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

G.	Execution of Amendment. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

H.	Nondisclosure of Terms. Except (i) as required by law; (ii) in connection with a dispute or litigation hereunder; (iii) as required by subpoena; or (iv) pursuant to regulations and statutes for publicly traded entities, Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed. Landlord acknowledges that Tenant is required to file this Amendment with the Securities Exchange Commission.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

4350 LA JOLLA VILLAGE LLC, a Delaware limited liability company		MEDICINOVA, INC., a Delaware corporation

By:	/s/ Steven M. Case	By:	/s/ Shintaro Asako
	Steven M. Case	Printed Name:	Shintaro Asako
	Senior Vice President, Leasing	Title:	Chief Financial Officer

By:	/s/ Michael Bennett	By:	/s/ Marie Lalas
	Michael T. Bennett	Printed Name:	Marie Lalas
	Vice President, Operations	Title:	Vice President & Controller